UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)       July 6, 2004

TELEFLEX INCORPORATED

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-5353	23-1147939

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

155 South Limerick Road, Limerick, Pennsylvania		19468

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code       (610) 948-5100

Not applicable

(Former Name or Former Address, If Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX

Item 2. Acquisition or Disposition of Assets.

     On July 6, 2004, Teleflex Incorporated (“Teleflex”) completed the acquisition of all of the issued and outstanding capital stock of Hudson Respiratory Care Inc., a leading provider of disposable medical products for respiratory care and anesthesia. The acquisition was completed pursuant to an Agreement and Plan of Merger dated May 17, 2004 (the “Merger Agreement”), as amended pursuant to that certain First Amendment to Agreement and Plan of Merger dated as of July 6, 2004 (the “Amendment”). The Merger Agreement and the Amendment are filed as Exhibits 2.1 and 2.2, respectively, to this Current Report and are incorporated herein by reference.

     The total purchase price for the acquisition was $460 million, which includes the retirement of all existing Hudson indebtedness. The purchase price is subject to adjustment as provided in the Merger Agreement. The purchase was financed in part by the issuance in July 2004 of $350 million in Senior Notes. Teleflex expects to utilize a portion of a syndicated bank revolving credit line to liquidate the callable debt of Hudson during the third quarter.

Item 7. Financial Statements and Exhibits.

     (c) Exhibits.

2.1	Agreement and Plan of Merger, dated as of May 17, 2004, by and among Teleflex Incorporated, TFX Acquisition Corporation, Freeman Spogli & Co. LLC, FS Equity Partners IV, L.P., River Holding Corp. and Hudson Respiratory Care Inc.

2.2	First Amendment to Agreement and Plan of Merger, dated as of July 6, 2004, by and among Teleflex Incorporated, TFX Acquisition Corporation, Freeman Spogli & Co. LLC, FS Equity Partners IV, L.P., River Holding Corp. and Hudson Respiratory Care Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2004	TELEFLEX INCORPORATED
	By:	/s/ Joan W. Schwartz
		Name:	Joan W. Schwartz
		Title:	Associate General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of May 17, 2004, by and among Teleflex Incorporated, TFX Acquisition Corporation, Freeman Spogli & Co. LLC, FS Equity Partners IV, L.P., River Holding Corp. and Hudson Respiratory Care Inc.
2.2	First Amendment to Agreement and Plan of Merger, dated as of July 6, 2004, by and among Teleflex Incorporated, TFX Acquisition Corporation, Freeman Spogli & Co. LLC, FS Equity Partners IV, L.P., River Holding Corp. and Hudson Respiratory Care Inc.